PROPERTY PURCHASE AGREEMENT

BETWEEN

TITAN HOLDING GROUP, INC.

AND

POWDER RIVER COAL INVESTMENTS, INC.

Property Purchase Agreement

This Property Purchase Agreement (this “Agreement”) is entered into by and between Titan Holding Group, Inc., a Florida corporation maintaining its principal place of business at 123 W. 1st Street, Suite 675, Casper, Wyoming 82601 (“Titan”, or “Purchaser”) and Powder River Coal Investments, Inc. a corporation maintaining its principal place of business at Wisniowy Business Park, Budynek E-ul, Ilzecka 26, Warsaw, 02-135, Poland (“PRCI” or “Seller”) and is effective as of the last date of execution below. Titan and PRCI are referred to collectively herein as the “Parties.”

WHEREAS, the Seller owns a 100% interest (the “Interest”) in 3 sections of coal rights concessions located in the State of Wyoming, known as the Property (the “Property”) (the list of mining claims comprising the Property is attached hereto as Schedule “A”);

WHEREAS, this Agreement contemplates a transaction in which Titan will purchase certain of the assets of PRCI as described herein in return for Common Stock of Titan.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

"Acquired Assets” means all right, title, and interest in and to the assets of PRCI, including the Property as defined above and as more particularly described on Schedule A, including all coal situated thereon.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

“Agreement” means this Property Purchase Agreement and all instruments supplementing or amending or confirming this Agreement and references to “Article” or “Section” mean and refer to the specified Article or Section of this Agreement.

 “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks are open for business during normal banking hours.

“Titan” has the meaning set forth in the preface above.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CERCLA” has the meaning set forth in §3(n)(v) below.

“Closing” has the meaning set forth in §2(d) below.

“Closing Date” has the meaning set forth in §2(d) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of common shares of Titan Holding Group, Inc. as presently constituted.

“Controlled Group” has the meaning set forth in Code §1563.

“Disclosure Schedule” has the meaning set forth in §3 below.

“Encumbrance Documents” has the meaning set forth in §3(j) below.

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

 “Estoppel Certificates” has the meaning set forth in §6(a) below.

“Exchange” means the applicable securities exchange jurisdiction for each Party under which each Party is a reporting issuer whose shares are listed for trading.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Body” means any government, legislature, or any regulatory authority, agency, commission or board of any government or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator).

“Improvements” has the meaning set forth in §3(j) below.

“Interest” shall have the meaning ascribed thereto in the Recitals.

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability or obligation of whatever kind or nature with respect to PRCI and/or the Acquired Assets (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be or could reasonably be expected to be materially adverse to the Acquired Assets of PRCI, taken as a whole, or to the ability of PRCI to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Titan has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of PRCI, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Mining Act” means the Mining Act for the jurisdiction of the Property and the regulations adopted thereunder.

 “Non-Disturbance Agreements” has the meaning set forth in §6(a) below.

“Notice” shall have the meaning ascribed thereto in Section 6.1.

“NSR” or “Net Smelter Return” is the royalty calculated on the gross revenue less the freight to point of sale of the mineral; paid quarterly within 30 days of the end of the quarter.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means the Property as defined in the recitals above and Schedule “A” hereto and all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, mineral rights and landscaping, together with all easements and other rights and interests appurtenant thereto (including air and water rights), owned by PRCI at the Property location. The Owned Real Property referenced herein includes all mined coal, fine coal and coarse refuse previously deposited on the Owned Real Property as of the Closing Date.

“Party” has the meaning set forth in the preface above.

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics' liens and similar liens for labor, materials, or supplies provided with respect to such Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property that are not violated by the current use or occupancy of such Owned Real Property or the operation of PRCI’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Owned Real Property that do not or would not impair the use or occupancy of such Owned Real Property in the operation of PRCI’s business as currently conducted thereon.

“Permit” means any and all permits issued to PRCI to process and remove coal from the Property.

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Body (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in §2(c) below.

“Real Estate Impositions” has the meaning set forth in §3(j) below.

“Real Property” has the meaning set forth in §3(j) below.

“Real Property Laws” has the meaning set forth in §3(j) below.

“Real Property Permits” has the meaning set forth in §3(j) below.

 “Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Surveys” has the meaning set forth in §6(a) below.

“PRCI” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Commitments” has the meaning set forth in §6(a) below.

“Title Company” has the meaning set forth in §6(a) below.

“Title Policies” has the meaning set forth in §6(a) below.

§ 2. Basic Transaction.

(a) Purchase and Sale of Property. On and subject to the terms and conditions of this Agreement, Titan agrees to purchase from PRCI, and PRCI agrees to sell, transfer, convey, and deliver to Titan, all of the Acquired Assets at the Closing for the consideration specified below in this § 2.

(b) Assumption of Liabilities. The Parties agree that neither Titan nor any of its designees shall assume or become responsible for any Liabilities of PRCI with respect to the Acquired Assets at the Closing or at any time thereafter. All Liabilities of PRCI in existence at the Closing shall continue to be Liabilities of PRCI subsequent to the Closing until thereafter extinguished.  The Parties further agree that Titan shall not have any liability to any person or entity, including any governmental or other regulatory agency in connection with all Liabilities of PRCI in existence at the Closing.

(c) Purchase Price.  Titan agrees to tender consideration to PRCI as follows: Titan will grant, issue and deliver to PRCI two hundred forty thousand (240,000) of its Common Shares as follows, and the number of Common Shares will increase or decrease consistent with any future share split:

(i)

Titan will grant, issue and deliver to PRCI 80,000 of its Common Shares within 3 months of the Closing of this Agreement.

(ii)

Titan will grant, issue and deliver to PRCI 40,000 of its Common Shares within 9 months of the Closing of this Agreement.

(iii)

Titan will grant, issue and deliver to PRCI 40,000 of its Common Shares within 15 months of the Closing of this Agreement.

(iv)

Titan will grant, issue and deliver to PRCI 40,000 of its Common Shares within 21 months of the Closing of this Agreement.

(v)

Titan will grant, issue and deliver to PRCI 40,000 of its Common Shares within 27 months of the Closing of this Agreement.

(vi)

PRCI will retain a 10% Net Smelter Returns Royalty (“NSR”) on the gross mineral production. In the case of coal this will be 10% of value received when delivered to rail head or truck loading facility.

(vii)

PRCI will be paid an annual advance royalty of $20,000 per section ($60,000 total) as annual payment to keep leases in full force and effect. This payment is subject to an annual increase based on inflation.

(viii)

Titan will provide a payment of the State of Wyoming annual $2/acre lease payment (due annually on February 1st) at least 60 days before the amount is due. If PRCI makes the payment on behalf of Titan, double the amount is due back to PRCI within 30 days of notice or the lease is null and void. Notice must be served to Titan by PRCI.

(d) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of PRCI, Wisniowy Business Park, budynek E-ul, Ilzecka 26, Warsaw, 02-135, Poland; at 2 pm. (United States Eastern Standard time) (the “Time of Closing”) or at such other place or time as may be mutually agreed upon by the Parties (the “Closing Date”) on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than July 27, 2011.

(e) Deliveries at Closing. At the Closing, (i) PRCI will deliver to Titan the various certificates, instruments, and documents referred to in this Agreement; (ii) Titan will deliver to PRCI the various certificates, instruments, and documents referred to in this Agreement; (iii) PRCI will execute, acknowledge (if appropriate), and deliver to Titan all instruments of sale, transfer, conveyance, and assignment as Titan and its counsel may reasonably request; and (iv) Titan will deliver to PRCI the consideration specified in §2(c) above.

(f) Conditions of Sale. The sale of the Property is also conditional upon Titan being satisfied with its title due diligence of the Property. Should Titan not advise the Seller of a material defect in title by July 27, 2011, Titan shall be deemed to have waived all rights to its title due diligence. Upon the completion, or deemed completion, of Titan title due diligence and the obtainment of any necessary approvals of the Exchange, this Agreement shall be executed. If this transaction does not close then any money paid to PRCI shall be non-refundable.

§3. PRCI Representations and Warranties. PRCI represents and warrants to Titan that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization of PRCI. PRCI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its origin.

(b) Authorization of Transaction. PRCI has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of PRCI and the shareholders of PRCI have duly authorized the execution, delivery, and performance of this Agreement by PRCI. This Agreement constitutes the valid and legally binding obligation of PRCI, enforceable in accordance with its terms and conditions.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PRCI is subject or any provision of the charter or bylaws of PRCI or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PRCI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except for notice and approval to facilitate transfer of any Permit, PRCI does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers' Fees. PRCI has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Titan could become liable or obligated.

(e) Title to Assets. PRCI has good and marketable title to, or a valid leasehold interest in, the Property and assets used by it, free and clear of all royalties, Liens, charges and encumbrances of any kind, other than those encumbrances contained in the standard State of Wyoming coal lease agreement, and is subject to the State terms. Without limiting the generality of the foregoing, PRCI presently has and at the Closing shall have good and marketable title to all of the Owned Real Property, Property and Acquired Assets, free and clear of any royalties, Liens, charges or restriction on transfer other than those encumbrances contained in the standard State of Wyoming coal lease agreement, and is subject to the State terms.

(f) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) PRCI has not, leased, transferred, or assigned any of the Property;

(ii) PRCI has not imposed or permitted to exist any Lien upon the Property;

(iii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Property;

(iv) PRCI has not discharged a material Liability or Lien with respect to the Property outside the Ordinary Course of Business;

(v) PRCI has not made any loans or advances of money involving the Property;

(vi) PRCI has not committed to any of the foregoing.

(g) Undisclosed Liabilities. PRCI does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for Liabilities set forth on the Disclosure Schedule appended hereto.

(h) Legal Compliance. PRCI has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(i) Reserved.

(j) Real Property.

(i) §3(j)(i) of the Disclosure Schedule sets forth the address and legal description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A) PRCI has good and marketable indefeasible fee simple title, free and clear of all liens and encumbrances, except Permitted Encumbrances;

(B) except as set forth in §3(j)(i)(B) of the Disclosure Schedule, PRCI has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) The Property identified in Schedule “A” and §3(j)(i) of the Disclosure Schedule comprises all of the real property owned by PRCI; and PRCI is not a party to any agreement (other than this Agreement) or option to sell the Property or interest therein.

(iii) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, included in the Property (the “Improvements”) are in good condition and repair and sufficient for the operation of PRCI’s business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of PRCI’s business as currently conducted thereon.

(iv) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Property or any portion thereof, or the operation of PRCI’s business as currently conducted thereon.

(v) The Owned Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Owned Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Owned Real Property and operation of PRCI’s business thereon do not violate any Real Property Laws. PRCI has not received any notice of violation of any Real Property Law and there is no Basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Owned Real Property or any portion thereof in the continued operation of PRCI's business as currently conducted thereon.

(vi) Each parcel of Owned Real Property has direct vehicular and pedestrian access to a public street adjoining the Owned Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefitting such parcel of Owned Real Property, and such access is not dependent on any land or other real property interest that is not included in the Owned Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Owned Real Property.

(vii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of PRCI’s business as currently conducted thereon. Each such utility service enters the Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Owned Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Owned Real Property.

(viii) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Owned Real Property that are required or appropriate to use or occupy the Owned Real Property or operate PRCI’s business as currently conducted thereon have been issued and are in full force and effect. §3(j)(viii) of the Disclosure Schedule lists all material Real Property Permits held by PRCI with respect to each parcel of Owned Real Property. PRCI has delivered to Titan a true and complete copy of all Real Property Permits. PRCI has not received any notice from any governmental authority or other entity having jurisdiction over the Owned Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Titan without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by PRCI is required in connection with such transfer; and Titan shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(ix) The classification of each parcel of Owned Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of PRCI’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. PRCI’s use or occupancy of the Owned Real Property or any portion thereof or the operation of PRCI's business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(x) The current use and occupancy of the Owned Real Property and the operation of PRCI’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property (the “Encumbrance Documents”). PRCI has not received any notice of violation of any Encumbrance Documents, and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(xi) None of the Improvements encroaches on any land that is not included in the Owned Real Property or on any easement affecting such Owned Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Owned Real Property, or any portion thereof, would interfere with the use or occupancy of such Owned Real Property or the continued operation of PRCI’s business as currently conducted thereon.

(xii) Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof that are delinquent. The Title Commitments set forth all Real Estate Impositions that are due and payable with respect to such parcel. There is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(xiii) None of the Owned Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(k) Contracts. §3(k) of the Disclosure Schedule lists the following contracts and other agreements to which PRCI is a party and which relate to the Acquired Assets:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to PRCI, or involve consideration in excess of $10,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000; or under which it has imposed a Lien on any of the Acquired Assets; and

(v) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

PRCI has delivered to Titan a correct and complete copy of each written agreement listed in §3(k) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in §3(k) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above); (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(l) Insurance. §3(l) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty and liability, coverage and bond and surety arrangements) that relates to the Acquired Assets and to which PRCI has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above); (C) PRCI is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. PRCI has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. §3(l) of the Disclosure Schedule describes any self-insurance arrangements affecting PRCI or Affiliate.

(m) Litigation. §3(m) of the Disclosure Schedule sets forth each instance in which PRCI (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §3(m) of the Disclosure Schedule could result in any Material Adverse Change. No PRCI Stockholder and no director or officer (or employee with responsibility for litigation matters) of PRCI has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against PRCI or that there is any Basis for the foregoing.

(n)  Environmental, Health, and Safety Matters.

(i) PRCI and its respective predecessors have at all times complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, PRCI has obtained and at all times complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; and a list of all such permits, licenses and other authorizations is set forth on §3(n)(ii) of the Disclosure Schedule.

(iii) PRCI, nor its respective predecessors, have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at the Property owned by PRCI: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) groundwater monitoring wells, drinking water wells, or production water wells, or (5) landfills, surface impoundments, or disposal areas.

(v) Neither PRCI, nor its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) Neither PRCI, nor its predecessors has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities is or will become subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(viii) PRCI has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(ix) No facts, events, or conditions relating to the past or present facilities, properties, or operations of PRCI, or any of its predecessors will prevent, hinder, or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(x) PRCI has furnished to Titan all environmental audits, reports, and other material environmental documents relating to their or their predecessors’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(o) Status of the Permit.  PRCI represents and warrants that any Permit issued to it is presently in good standing, valid and in effect, is transferable to Titan and/or its designee and, is not subject to expiration by its own terms or is otherwise renewable for a period of at least 10 years from the date of the Closing.

(p)  Limited Warranties. Except as expressly stated in this Agreement, PRCI does not make any express or implied representations, statements, warranties, or conditions of any kind or nature whatsoever concerning the property, including (without limiting the generality of the foregoing) any warranties regarding the condition, quantity and/or quality of any or all of the property including minerals contained or discoveries of any minerals made.

(q) Disclosure. The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

§4. Titan’s Representations and Warranties. Titan represents and warrants to PRCI that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization of Titan. Titan is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the State of Florida.

(b) Authorization of Transaction. Titan has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Titan, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Titan.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Titan is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Titan is a party or by which it is bound or to which any of its assets are subject. Titan does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers’ Fees. Titan has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PRCI could become liable or obligated.

§5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

(b) Notices and Consents. PRCI will give all required notices to third parties, and PRCI will use its reasonable best efforts to obtain any third-party consents, referred to in §3(c) above, and the items set forth on §5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.

(c) Operation of Business. PRCI will not (and will not cause or permit Affiliate) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, PRCI will not to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §3(f) above.

(d) Full Access. PRCI will permit (and will cause each of its Subsidiaries to permit) representatives of Titan to have full access at all reasonable times, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Property.

(e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(f) Exclusivity. PRCI will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Assets, of PRCI (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. PRCI will notify Titan immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(g) Maintenance of Owned Real Property. PRCI shall maintain the Owned Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Owned Real Property or any portion thereof, without the prior written consent of Titan.

(h) Leases. PRCI shall not amend, modify, extend, renew or terminate any Lease with respect to the Acquired Assets, nor shall PRCI enter into any new lease, sublease, license or other agreement for the use or occupancy of any Owned Real Property, without the prior written consent of Titan.

(i) Title Insurance and Surveys. PRCI shall use its best efforts to assist Titan in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in §6 of this Agreement, within the time periods set forth therein, including removing from title any Liens that are not Permitted Encumbrances. PRCI shall provide the Title Company with any affidavits, indemnities, memoranda or other assurances requested by the Title Company to issue the Title Policies.

§6. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Titan and PRCI may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Titan may terminate this Agreement by giving written notice to PRCI on or before the 10th day following the date of this Agreement if Titan is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding PRCI and Affiliate;

(iii) Titan may terminate this Agreement by giving written notice to PRCI at any time prior to the Closing (A) in the event PRCI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Titan has notified PRCI of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 22, 2011 (unless the failure results primarily from Titan itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) PRCI may terminate this Agreement by giving written notice to Titan at any time prior to the Closing (A) in the event Titan has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, PRCI has notified Titan of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 22, 2011 (unless the failure results primarily from PRCI itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to §6(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

§7 Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.

All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.

 (b) Indemnification Provisions for Titan's Benefit.

In the event PRCI breaches (or in the event any third party alleges facts that, if true, would mean PRCI has breached) any of its representations, warranties, and covenants contained herein or if any of their activities subject Titan to any Adverse Consequences and, provided that Titan makes a written claim for indemnification against PRCI pursuant to §8(h) below, then PRCI shall be obligated jointly and severally to indemnify Titan from and against the entirety of any Adverse Consequences Titan may suffer (including any Adverse Consequences Titan may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) or any of PRCI’s activities; provided, however, that PRCI shall not have any obligation to indemnify Titan from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of PRCI contained in §3 above or in any other of its activities until Titan has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) and activities in excess of a $5,000.00 aggregate threshold (at which point PRCI will be obligated to indemnify Titan from and against all such Adverse Consequences relating back to the first dollar).

 (c) Indemnification Provisions for PRCI’s and Affiliate’s Benefit.

 In the event Titan breaches (or in the event any third party alleges facts that, if true, would mean Titan has breached) any of its representations, warranties, and covenants contained herein and, provided that PRCI makes a written claim for indemnification against Titan pursuant to §8(h) below, then Titan shall indemnify PRCI from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Titan shall not have any obligation to indemnify PRCI from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Titan contained in §4 above until PRCI has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $5,000.00 aggregate threshold (at which point Titan will be obligated to indemnify PRCI from and against all such Adverse Consequences relating back to the first dollar).

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §7(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified

Party (not to be unreasonably withheld).

(iv) In the event any of the conditions in §7(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §7.

(e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) the Parties may have with respect to each other, or the transactions contemplated by this Agreement.

§8. Miscellaneous.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Titan may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or designees and (ii) designate one or more of its Affiliates or designees to perform its obligations hereunder (in any or all of which cases Titan nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to PRCI: Attn: Mr. Geoffrey Long Powder River Coal Investments, Inc. Wisniowy Business Park Budynek E-ul, Ilzecka 26 Warsaw, 02-135 Poland Tel: ___________________ Fax: ___________________	Copy to:
If to Titan: Andrew Grant, President Titan Holding Group, Inc. 123 W. 1st Street, Suite 675 Casper, Wyoming, US 82601 Tel: ____________________ Fax: ____________________	Copy to: Clifford J. Hunt, Esquire Law Office of Clifford J. Hunt, P.A. 8200 Seminole Boulevard Seminole, FL 33772 (727) 471-0444 (727 471-0447 Fax

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Titan and PRCI. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of Titan and PRCI will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that PRCI stockholders shall also bear the costs and expenses of PRCI (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by PRCI stockholders when due, and PRCI stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Property of PRCI is unique and recognize and affirm that in the event PRCI breaches this Agreement, money damages would be inadequate and Titan would have no adequate remedy at law, so that Titan shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(p) Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state court sitting in Pinellas County, Florida, and any federal court sitting in Hillsborough County, Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §8(h) above. Nothing in this §8(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(q) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(r) Tax Matters. Any agreement between PRCI regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing. Titan and PRCI agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting. Titan and PRCI will cooperate and take all such actions as are required in order to give effect to the election for state, local, and foreign Tax purposes to the greatest extent permitted by law.

(s) Bulk Transfer Laws. Titan acknowledges that PRCI will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(t) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in regulations promulgated under Code §6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

(u) Further Assurances. The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

(v) Acknowledgement Regarding Titan Common Stock. The Parties hereby acknowledge and agree as follows:

(i)

the Common Shares are subject to a statutory hold period of not less than six (6) months and one day from the date of issue;

(ii)

the certificate representing the Common Shares will be endorsed with a legend setting out resale restrictions under applicable securities legislation;

(iii)

PRCI is solely responsible for compliance with applicable hold periods and resale restrictions; and

(iv)

The Common Shares issued by Titan and delivered to PRCI will not be registered under the Securities Act of 1933, as amended, Chapter 517, Florida Statutes, or any other states’ securities laws, on the grounds that the transaction in which the Common Shares are to be issued either qualifies for applicable exemptions from the securities registration requirements of such statutes or such registration requirements have been satisfied.  The exemptions being claimed include, but are not necessarily limited to, those available under Section 4(2) of the Securities Act and Section 517.061(11) Florida Statutes; and, the reliance by the Titan upon the exemptions from the securities registration requirements of the federal and state securities laws is predicated in part on the representations, understandings and covenants set forth in this Agreement.

(v)

 PRCI acknowledges that it and/or representatives designated by it have been given reasonable access to, or the furnishing of, all material information prior to the sale of the Common Shares herein relating to:

(A)

All material books and records of Titan;

(B)

All material contracts and documents relating to the proposed transaction;

(C)

An opportunity to question the appropriate executive officers or principals of

Titan;

(D)

Any additional information deemed necessary by PRCI to evaluate the investment or to verify any information necessary to evaluate the investment or to verify any information or representation; and

(E)

make such other investigation as PRCI considered appropriate or necessary to evaluate the business and financial affairs and condition of Titan.

g.

PRCI hereby releases, acquits and hold harmless Titan, its officers, directors, shareholders, successors and assigns and those acting in concert or participation with them from any and all matters having to do with the lack of registration of the aforementioned Common Shares and, further, covenants not to sue Titan, officers, directors, shareholders, successors and assigns and those acting in concert or participation with them with respect to any matters relating to the lack of registration of the aforementioned Common Shares and the claim under federal and state law of the private offering exemption.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates set forth below.

TITAN HOLDING GROUP, INC.

By: /s/: Andrew D. Grant

Date: July 27, 2011

Andrew D. Grant, President

POWDER RIVER COAL INVESTMENTS, INC.

By: /s/: Geoffrey Long

Date: July 27, 2011

Geoffrey Long, President

SCHEDULE “A”

SCHEDULE “A” PROPERTY

Lease 1

State of Wyoming Lease bearing Serial number 0-41071, and covering land situate in Campbell County, described as follows:

Coal deposits in all of Sections 16 and 36 in T47N, R73W of the 6th P.M., Campbell County, State of Wyoming, and containing 1,280 acres, more or less.

Lease 2

State of Wyoming Lease bearing Serial number 0-41072, and covering land situate in Campbell County, described as follows:

Coal deposits in all of Section 36 in T48N, R73W of the 6th P.M., Campbell County, State of Wyoming, and containing 640 acres, more or less.

DISCLOSURE SCHEDULE

This Disclosure Schedule shall contain the additional disclosures and, exceptions to the disclosures, representations and warranties of PRCI as set forth in the Agreement under the section headings set forth below.

Section 3(j)(i) Real Property Address and Legal Description.

Section 3(j)(i)(B) Description of Leases Granted.

Section 3(j)(viii) Description of Real Property Use Permits.

Section 3(k) Contracts Related to the Real Property.

Section 3(m) Description of Litigation Involving PRCI.